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                        December 23, 2020

       Charles Robb
       Chief Financial Officer and Secretary
       CORCEPT THERAPEUTICS INC
       149 Commonwealth Drive
       Menlo Park, CA 94025

                                                        Re: CORCEPT
THERAPEUTICS INC
                                                            Form 10-K for the
fiscal year ended June 30, 2019
                                                            Filed February 24,
2020
                                                            File No. 000-50679

       Dear Mr. Robb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences